Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

Contacts:	Jennifer Matuschek	Diane Stoner
	Investor Relations	Media Relations
	303-220-0100	303-220-0100
	IR@ciber.com	dstoner@ciber.com

CIBER POSTS WEBCAST FROM PRESENTATION

GREENWOOD VILLAGE, Colo. – August 5, 2005 – CIBER, Inc. (NYSE: CBR) today announced it has made a webcast of its August 4th, 2005, company presentation available on its website.  The presentation was one of several events held in conjunction with CIBER’s major sponsorship of The International PGA Golf Tournament at Castle Pines Golf Club in Castle Rock, Colo. A copy of the presentation and a link to the webcast are available on CIBER’s website at www.ciber.com/cbr/.

The International, which is celebrating its 20th anniversary, is a major PGA golf tournament being held August 4 – 7, 2005, in Castle Pines, Colo. The course is a par-72, 18-hole championship course designed by Jack Nicklaus, and is located 7,000 feet above sea level. CIBER has been a Presenting Sponsor of the tournament for five years.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company’s consultants now serve client businesses from over 60 U.S. offices, 22 European offices and three offices in Asia.  With offices in 17 countries, an annualized revenue run rate of approximately $975 million, and nearly 8,000 employees, CIBER’s IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index.  CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or

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revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2005.  All rights reserved.

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